Exhibit 1.1

(TRANSLATION)

ARTICLES OF INCORPORATION

OF

NIPPON DENKI KABUSHIKI KAISHA

(NEC CORPORATION)

Promulgated on July 17, 1899

Last Revised on June 24, 2019

CHAPTER I

GENERAL PROVISIONS

Article 1. (Trade Name)

The Company is called Nippon Denki Kabushiki Kaisha, whose English expression shall be NEC Corporation.

Article 2. (Object)

The object of the Company is to carry on the following businesses:

(1) To manufacture, sell or otherwise dispose of, telecommunications equipment, machinery and instruments, electronic computers and other electronics application equipment, machinery and instruments, electrical equipment, machinery and instruments, and all kinds of equipment, machinery, instruments and systems related to electricity;

(2) To manufacture, sell or otherwise dispose of, nuclear energy machinery and instruments, aircraft machinery and instruments, medical machinery and instruments, measuring instruments and all equipment, machinery, instruments and systems other than those mentioned in item 1 above;

(3) To manufacture, sell or otherwise dispose of, electron tubes, semiconductor devices, integrated circuits and all parts and materials for use in or in connection with any equipment, machinery and instruments mentioned in any of the preceding items;

(4) To provide telecommunications, data base, and other information services;

(5) To manufacture, sell or otherwise dispose of, medicines, quasi-medicines, reagents, and other chemical products, and to provide medical support services and medical testing services;

(6) To provide mail order, money collection, travel agency, non-life insurance agency, life insurance agency, broadcasting, and security services by means of the Internet and other networks;

(7) To contract for construction work;

(8) To engage in any and all activities requisite to the promotion, handling, and carrying out of the businesses mentioned in any of the preceding items; and

(9) To invest in businesses mentioned in any of the preceding items which businesses are under the administration of others.

Article 3. (Location of Principal Office)

The Principal Office of the Company shall be located in Minato-ku, Tokyo.

Article 4. (Corporate Organization)

In addition to general meetings of shareholders and Directors, the Company shall have the Board of Directors, Audit & Supervisory Board Members (KANSAYAKU), the Audit & Supervisory Board (KANSAYAKU-KAI) and Accounting Auditors.

Article 5. (Method of Giving Public Notices)

The method of giving public notices of the Company shall be electronic public notices, provided, however, that in cases where an electronic public notice is impracticable due to an accident or other unavoidable reasons, the Company shall give its public notices in the Nihon Keizai Shimbun published in Tokyo Metropolis.

CHAPTER II

SHARES

Article 6. (Total Number of Shares Authorized to Be Issued)

The total number of shares authorized to be issued by the Company shall be seven hundred and fifty million (750,000,000).

Article 7. (Number of Shares Constituting One Unit of Shares)

The number of shares constituting one unit of shares of the Company shall be one hundred (100).

Article 8. (Request by a Shareholder for Sale of Shares Less Than One Unit)

A shareholder who holds shares less than one unit may request the Company to sell to him/her such number of shares as, together with the shares less than one unit held by him/her, would constitute one unit of shares.

Article 9. (Rights of Shareholders Holding Shares Less Than One Unit)

A shareholder of the Company who holds shares less than one unit may not exercise any rights, except for the following rights, with respect to the shares less than one unit held by him/her:

(1) The rights provided for in each item of Article 189, Paragraph 2 of the Company Law;

(2) The right to receive an allotment of offered shares and offered stock acquisition rights in proportion to the number of shares held; and

(3) The right to request the sale of shares less than one unit provided for in the preceding Article.

Article 10. (Share Handling Regulations, etc.)

1. Requests and notices by shareholders pursuant to the relevant laws and regulations, and procedures relating to shares as well as fees therefor, shall be governed by the Share Handling Regulations established by the Board of Directors, as well as the relevant laws and regulations or these Articles of Incorporation.

2. The procedures for inspection and transcription of the Company’s documents and delivery of a certified copy or an extract copy thereof as well as fees therefor shall be governed by handling regulations established by the Board of Directors.

Article 11. (Administrator of Shareholders’ Register)

1. The Company shall appoint an Administrator of Shareholders’ Register of the Company.

2. The Administrator of Shareholders’ Register and its office shall be designated by a resolution of the Board of Directors, and a public notice shall be given with regard thereto.

3. The Administrator of Shareholders’ Register shall prepare and maintain the Register of Shareholders and the Register of Stock Acquisition Rights, and shall handle other business pertaining to the Register of Shareholders and the Register of Stock Acquisition Rights, and no such businesses shall be handled by the Company.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 12. (Convocation)

1. An ordinary general meeting of shareholders shall be convened in June of each year, and an extraordinary general meeting of shareholders shall be convened whenever necessary.

2. A general meeting of shareholders shall be convened by a Director who is appointed by the Board of Directors pursuant to a resolution of the Board of Directors unless otherwise provided by the relevant laws and regulations, and, in cases where he/she is unable to act, the meeting shall be convened by another Director in accordance with an order previously determined by the Board of Directors.

Article 13. (Record Date for Ordinary General Meetings of Shareholders)

The record date for voting rights at the ordinary general meetings of shareholders of the Company shall be March 31 of each year.

Article 14. (Disclosure of Reference Documents, etc. on the Internet)

In convening a general meeting of shareholders, it shall be deemed that the Company has provided shareholders with the information required to be described or shown in reference documents for the general meeting of shareholders, business reports, non-consolidated financial statements and consolidated financial statements when such information is disclosed on the Internet in accordance with the relevant laws and regulations.

Article 15. (Chairman)

The chairmanship of the general meeting of shareholders shall be assumed by a Director who is appointed by the Board of Directors, and, in cases where he/she is unable to act, it shall be assumed by another Director in accordance with an order previously determined by the Board of Directors.

Article 16. (Requirements for Resolution)

1. The ordinary resolutions of general meetings of shareholders shall be adopted by a majority of votes of shareholders present.

2. The resolutions of general meetings of shareholders provided for in Article 309, Paragraph 2 of the Company Law shall be adopted by not less than two-thirds of votes of shareholders present at a general meeting of shareholders, at which shareholders having not less than one-third of the total number of voting rights of shareholders entitled to exercise their voting rights are present.

Article 17. (Exercise of Voting Rights by Proxy)

A shareholder may exercise his/her voting rights by one proxy, who shall be a shareholder of the Company with the right to vote, provided that such proxy must file with the Company a document establishing his/her power of representation in each case and in advance of the relevant general meeting of shareholders.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 18. (Number)

The Company shall have Directors not exceeding twenty in number.

Article 19. (Election)

1. A resolution electing Directors shall be adopted by a majority of votes of shareholders present at a general meeting of shareholders at which shareholders having not less than one-third of the total number of voting rights of shareholders entitled to exercise their voting rights are present.

2. No cumulative voting shall be used for the resolution mentioned in the preceding paragraph.

Article 20. (Term of Office)

The term of office of a Director shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within one year following his/her election.

Article 21. (Representative Director)

The Director(s) who represent the Company shall be nominated by a resolution of the Board of Directors.

Article 22. (Board of Directors)

1. The Board of Directors shall make decision on the management of the affairs of the Company in accordance with the relevant laws and regulations and these Articles of Incorporation.

2. In addition to the provisions of the relevant laws and regulations and of these Articles of Incorporation, the Rules of the Board of Directors established by the Board of Directors shall apply to matters relating to the Board of Directors.

3. In convening a meeting of the Board of Directors, notice shall be issued to each Director and each Audit & Supervisory Board Member (KANSAYAKU) at least three days before the meeting date. Provided, however, in case of an urgency, this period may be shortened.

4. In cases where a Director proposes a matter to be resolved by the Board of Directors, it shall be deemed that such matter is adopted by a resolution of the Board of Directors if all Directors who may participate in such resolution express their consent to such matter in writing or by electronic means and no Audit & Supervisory Board Members (KANSAYAKU) express objections thereto.

Article 23. (Remuneration, Etc.)

Remuneration, bonuses and other financial benefits given by the Company in consideration of the performance of duties (hereinafter referred to as the “Remuneration, Etc.”) to Directors shall be fixed by a resolution of a general meeting of shareholders.

Article 24. (Liability Limitation Contract with Outside Directors)

The Company may enter into a contract with its outside Directors to limit their liabilities to the Company for the damages referred to in Article 423, Paragraph 1 of the Company Law to the higher of either (i) the amount to be fixed which is not less than twenty million yen (20,000,000 yen) or (ii) the amount stipulated by the relevant laws and regulations, provided that they shall act in good faith and without gross negligence.

CHAPTER V

AUDIT & SUPERVISORY BOARD MEMBERS (KANSAYAKU) AND

THE AUDIT & SUPERVISORY BOARD (KANSAYAKUKAI)

Article 25. (Number)

The Company shall have Audit & Supervisory Board Members (KANSAYAKU) not exceeding five in number.

Article 26. (Election)

A resolution electing Audit & Supervisory Board Members (KANSAYAKU) shall be adopted by a majority of votes of shareholders present at a general meeting of shareholders at which shareholders having not less than one-third of the total number of voting rights of shareholders entitled to exercise their voting rights are present.

Article 27. (Term of Office)

The term of office of an Audit & Supervisory Board Member (KANSAYAKU) shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last business year ending within four years following his/her election.

Article 28. (Full-time Audit & Supervisory Board Member (KANSAYAKU))

The Audit & Supervisory Board (KANSAYAKUKAI) shall appoint one or more full-time Audit & Supervisory Board Members (KANSAYAKU) by its resolution.

Article 29. (Audit & Supervisory Board (KANSAYAKUKAI))

1. The Audit & Supervisory Board (KANSAYAKUKAI) shall make decisions on the matters relating to the performance of duties of an Audit & Supervisory Board Member (KANSAYAKU) in accordance with the relevant laws and regulations and these Articles of Incorporation. Provided, however, the Audit & Supervisory Board (KANSAYAKUKAI) shall not prevent an Audit & Supervisory Board Member (KANSAYAKU) from exercising his/her powers.

2. In addition to the provisions of the relevant laws and regulations and of these Articles of Incorporation, the Rules of the Audit & Supervisory Board (KANSAYAKUKAI) established by the Audit & Supervisory Board (KANSAYAKUKAI) shall apply to matters relating to the Audit & Supervisory Board (KANSAYAKUKAI).

3. In convening a meeting of the Audit & Supervisory Board (KANSAYAKUKAI), notice shall be issued to each Audit & Supervisory Board Member (KANSAYAKU) at least three days before the meeting date. Provided, however, in case of an urgency, this period may be shortened.

Article 30. (Remuneration, Etc.)

Remuneration, Etc. for Audit & Supervisory Board Members (KANSAYAKU) shall be fixed by a resolution of a general meeting of shareholders.

Article 31. (Liability Limitation Contract with Outside Audit & Supervisory Board Members (KANSAYAKU))

The Company may enter into a contract with its outside Audit & Supervisory Board Members (KANSAYAKU) to limit their liabilities to the Company for the damages referred to in Article 423, Paragraph 1 of the Company Law to the higher of either (i) the amount to be fixed which is not less than twenty million yen (20,000,000 yen) or (ii) the amount stipulated by the relevant laws and regulations, provided that they shall act in good faith and without gross negligence.

CHAPTER VI

ACCOUNTS

Article 32. (Business Year)

The Company’s business year shall be from April 1st of each year to March 31st of the ensuing year.

Article 33. (Organization to Determine Distribution of Surplus and Other Matters)

Unless otherwise provided by the relevant laws and regulations, the Company may determine matters concerning distribution of surplus, acquisition of the Company’s shares and other matters provided for in each item of Article 459, Paragraph 1 of the Company Law by a resolution of the Board of Directors.

Article 34. (Record Date for Distribution of Surplus)

1. The record date for year-end distribution of surplus is March 31 of each year.

2. The record date for interim distribution of surplus is September 30 of each year.

Article 35. (Limitation of Payment Period)

In cases where distribution of surplus shall remain unclaimed after the lapse of three years from the day on which payment thereof was commenced, the Company shall be exonerated from the responsibility of payment thereof.